Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated October 15, 2020, relating to the balance sheet of Frazier Lifesciences Acquisition Corporation as of October 7, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from October 7, 2020 (inception) through October 7, 2020, appearing in the Registration Statement on Form S-1, File No. 333-250858.

/s/ WithumSmith+Brown, PC

New York, New York
December 8, 2020